Exhibit 99.2

ABOUT US

Capstead is based in Dallas, Texas and is listed on the New York Stock Exchange (symbol CMO). Having been formed in 1985, we hold the distinction of being the oldest of the publicly-traded mortgage REITs.

Proven Strategy

We invest in a leveraged portfolio of residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

Our investment strategy differentiates us from our peers because ARM securities reset to more current interest rates within a relatively short period of time allowing for:

•	the recovery of financing spreads diminished during periods of rising interest rates, and

•	smaller fluctuations in portfolio values from changes in interest rates compared to fixed-rate mortgage securities.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Conservatively Financed

We prudently leverage our portfolio to provide financial flexibility needed to successfully manage through periods of changing market conditions, and we have long-standing relationships with numerous lending counterparties. Further, our use of interest rate swap agreements helps mitigate the effects of rising short-term interest rates.

Experienced Management in a Stockholder Friendly Structure

Our management team has nearly 85 years of combined mortgage finance industry experience. We are self-managed with low operating costs and rely heavily on performance-based compensation. This structure greatly enhances the alignment of management interests with those of our stockholders.

FIRST QUARTER HIGHLIGHTS

•	Reported earnings of $45.2 million, or $0.44 per diluted common share.

•	Declared first quarter dividend of $0.43 per common share.

•	Book value increased by $0.52 to $13.04 per common share at March 31, 2012.

•	Increased investment portfolio by $748 million to $13.01 billion at March 31, 2012.
•	Portfolio leverage ended the quarter at 8.05 times long-term investment capital.

•	Total financing spreads averaged 1.52%.

•	Raised $63 million in new equity capital during the quarter.

•	Operating expense as a percentage of long-term investment capital averaged 1.19%.

QUARTERLY RESULTS

(In thousands, except per share data)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Interest income	$65,883	$63,981	$62,949	$63,194	$53,254
Interest expense*	(16,290)	(17,743)	(17,930)	(15,894)	(14,513)

Net interest margin	49,593	46,238	45,019	47,300	38,741

Miscellaneous other revenue (expense)	(104)	(32)	(45)	(534)	(153)
Incentive compensation	(1,538)	(1,548)	(1,429)	(1,487)	(1,233)
Salaries and benefits	(1,827)	(1,698)	(1,631)	(1,672)	(1,700)
Other general and administrative expense	(954)	(992)	(911)	(1,066)	(963)

	(4,423)	(4,270)	(4,016)	(4,759)	(4,049)

Net income	45,170	41,968	41,003	42,541	34,692
Diluted earnings per common share	0.4 4	0.43	0.43	0.48	0.41
Common dividends per share	0.4 3	0.43	0.44	0.48	0.41
New equity capital	63,333	39,159	54,197	83,453	60,071
Common shares outstanding (EOQ)	92,951	88,287	85,256	81,311	74,994

*	Including $2.2 million of interest charges on unsecured borrowings for each period presented.

Analysts

Firm	Rating*
B. Riley & Co.	Buy
Compass Point Research	Neutral
Deutsche Bank	Hold
FBR Capital Markets	Outperform
JMP Securities LLC	Buy
Keefe, Bruyette & Woods	Outperform
Macquarie	Outperform
RBC Capital Markets	Outperform
Sterne Agee	Neutral
Stifel Nicolaus	Buy
Wunderlich	Buy

Ownership

Institution	% of Shares Outstanding**
Wells Capital Management Inc.	5.56
BlackRock Global Investors	5.09
Vanguard Group Inc.	3.62
Clough Capital Partners LP	2.74
Thornburg Investment Management Inc	2.73
Jennison Associates LLC	2.29
Thompson Siegel & Walmsley LLC	2.02
State Street Global Advisors Inc.	2.00
Northern Trust Global Investments Ltd.	1.87
JPMorgan Asset Management	1.79

Common Stock Information

NYSE Ticker: CMO
Price as of 5/4/12:	$13.77
52-wk High/Low:	$13.95 / $10.00
1Q Dividend:	$0.43
Dividend yield:	12.5%
(based on annualized 1Q dividend)
1Q Avg Daily Vol:	821,300 shares

Series A/Series B

Preferred Stock Info

NYSE Ticker: CMOPRA / CMOPRB

Prices as of 5/4/12: $23.00 / $14.79

Redemption Price: $16.40 / $12.50

Liquidation Preference: $16.40 / $11.38

Conversion Ratio: 1.6562 / 0.6399

Annualized Dividend: $1.60 / $1.26

Dividend yield: 7.0% / 8.5%

Continuous Offering Program

When conditions warrant, we make use of an at-the-market, continuous offering program to raise additional equity capital.

*	As of May 4, 2012
**	% based on available filings as of May 4, 2012 and shares outstanding as of March 31, 2012.